Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES AMENDMENT TO CREDIT FACILITY

NEW YORK, July 13, 2010 – General Maritime Corporation (NYSE: GMR) announced today that it has amended its $750 million revolving credit facility (the “Credit Facility”), dated as of October 20, 2008.

Under the terms of the amended Credit Facility, led by Nordea Bank Finland plc, DnB NOR Bank ASA and HSH Nordbank AG, General Maritime will be able to incur indebtedness under the proposed new $372 million senior secured credit facility previously announced by the Company, associated with the recently announced acquisition of seven vessels. In addition, the definition of EBITDA has been revised for purposes of the Net Debt to EBITDA maintenance covenant and the indebtedness covenant. As revised, EBITDA will include the pro forma earnings for the seven newly acquired vessels for the tested period prior to the delivery date of each vessel.

Calculation of the pro forma earnings will be based upon the 10-year monthly average of the daily historical spot rates published by Clarksons PLC for the particular vessel class less an amount equal to the good faith estimate of the daily operating expenses for the particular vessel class.  All other material terms of the Credit Facility remain unchanged.

Jeffrey D. Pribor, Chief Financial Officer of General Maritime Corporation, stated, “We are pleased to amend our Credit Facility under favorable terms and have taken proactive measures to ensure a financially stronger Company over both the near term and long term. We appreciate the ongoing support that we have received from global lending institutions and intend to maintain our strong banking relationships for the benefit of the Company and its shareholders.”

About General Maritime Corporation

General Maritime Corporation is a leading provider of international seaborne crude oil transportation services. General Maritime also provides transportation services for refined petroleum products. General Maritime’s vessels operate principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. Currently, General Maritime owns a fully double-hull fleet of 32 tankers - three VLCCs, eleven Suezmax tankers, twelve Aframax, two Panamax and four Handymax product tankers - with a total carrying capacity of approximately 4.2 million dwt.  Following the completion of our previously announced acquisition of additional tankers, the Company expects to own a fleet of 38 double-hull tankers.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the completion and funding of financing on acceptable terms and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K/A for the year ended December 31, 2009 and its subsequent reports on Form 10-Q and Form 8-K.